Designated Filer:	Nathan Lindenbaum
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	August 5, 2019

Explanation of Responses:
1.
This Form 4 is filed on behalf of Nathan Lindenbaum (the “Reporting Person”). Nathan Lindenbaum directly holds Common Stock, is the managing member of MGS Partners, LLC (“MGS”), the sole member of Appleman Investments, LLC (“Appleman”) and the trustee of Shari A. Lindenbaum 2014 Trust (“Shari 2014”), Abigail Tambor 2012 GST Trust (“Abigail 2012”) and Victoria & Benjamin Feder 2012 Children’s Trust (“Victoria & Ben 2012”) and may be deemed to have a pecuniary interest in the Common Stock directly held by such entities. Shari A. Lindenbaum is the manager of Naftali Asher Investments LLC (“Naftali Asher”) and trustee of Nathan J. Lindenbaum 2015 Trust (“Nathan 2015”) and may be deemed to have a pecuniary interest in the Common Stock directly held by such entities. Nathan Lindenbaum and Shari A. Lindenbaum are husband and wife, and each may be deemed to have a pecuniary interest in the Common Stock held directly by the other. Nathan Lindenbaum disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Shari 2014, MGS, Abigail 2012, Victoria & Ben 2012, Naftali Asher and Nathan 2015, except to the extent of any direct or indirect pecuniary interest therein.

2.	Common Stock held directly by Appleman.
3.	Common Stock held directly Shari 2014.
4.	Common Stock held directly by MGS.
5.	Common Stock held directly by Abigail 2012.
6.	Common stock held directly by Victoria & Ben 2012.
7.	Common Stock held directly by Naftali Asher.
8.	Common Stock held directly by Nathan 2015.